Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YRC Worldwide Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-159355) on Form S-3, (Nos. 333-108081 and 333-123760) on Form S-4, and (Nos. 333-16697, 333-59255, 333-49620, 333-88268, 333-121370, 333-121470, 333-124847, 333-139691, 333-144958, 333-150941, 333-159354) on Form S-8 of YRC Worldwide Inc. of our reports dated March 2, 2009, except for Notes 7, 9, 11, 15 and 16, which are as of November 9, 2009 and Note 17, which is as of February 11, 2010, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows, shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, which reports appear in this Form 8-K of YRC Worldwide Inc.

Our audit report on the consolidated financial statements refers to the Company’s adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) for all periods presented and also refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes) in 2007.

/s/ KPMG LLP

Kansas City, Missouri

February 11, 2010